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                                    Exhibit 4















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                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                      2001 STOCK OPTION AND INCENTIVE PLAN


         1. PURPOSE OF THE PLAN. The purpose of this Commercial National Financial Corporation 2001Stock Option and Incentive Plan (the "Plan") is to provide select Employees and Directors of Commercial National and its Affiliates with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of Commercial National and its Affiliates, to join the interests of such Employees and Directors with the interests of Commercial National shareholders through the opportunity for increased stock ownership, and to attract and retain Employees and Directors of exceptional ability.

         2. DEFINITIONS. As used herein, the following definitions shall apply.

                  (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of Commercial National as such terms are defined in
Section 424(e) and (f), respectively, of the Code.

                  (b) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

                  (c) "Awards" shall mean, collectively, Options, SARs, and Tax Benefit Rights, unless the context clearly indicates a different meaning.

                  (d) "Bank" shall mean Commercial Bank, a State bank.

                  (e) "Board" shall mean the Board of Directors of Commercial National.

                  (f) "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14a promulgated under the Securities Exchange Act of 1934, as amended, provided that, without limitation, such change in control shall be deemed to have occurred if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof (unless the election or nomination for


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election by Commercial National shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period).

                  (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (h) "Commercial National" shall mean Commercial National Financial Corporation.

                  (i) "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

                  (j) "Common Stock" shall mean the common stock, no par value per share, of Commercial National.

                  (k) "Director" shall mean any member of the Board, and any member of the board of directors of an Affiliate.

                  (l) "Effective Date" shall mean the date specified in Paragraph 16 hereof.

                  (m) "Employee" shall mean any person employed by Commercial National or an Affiliate.

                  (n) "Exercise Price" shall mean the price per Optioned Share at which an Option or SAR may be exercised.

                  (o) "ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

                  (p) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

                  (q) "Non-Employee Director" shall mean any member of the Board who, at the time discretion under the Plan is exercised, is a "non-employee director" within the meaning of Rule 16b-3.



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                  (r) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

                  (s) "Option" means an ISO and/or a Non-ISO.

                  (t) "Optioned Shares" shall mean Shares subject to an Option granted pursuant to this Plan.

                  (u) "Participant" shall mean any person who receives an Award pursuant to the Plan.

                  (v) "Plan" shall mean this Commercial National Financial Corporation 2001 Stock Option and Incentive Plan.

                  (w) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (x) "Share" shall mean one share of Common Stock.

                  (y) "SAR" (or "Stock Appreciation Right") means a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common Stock.

                  (z) "Tax Benefit Right" means a right to receive a cash payment for certain taxes incurred by the Participant as specified in Paragraph 10 hereof.

         3. TERM OF THE PLAN AND AWARDS.

                  (a) Term of the Plan. The Plan shall continue in effect for a term of ten years from the Effective Date, unless sooner terminated pursuant to Paragraph 19 hereof. No Award shall be granted under the Plan after ten years from the Effective Date.

                  (b) Term of Awards. The term of each Award granted under the Plan shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years.

         4. SHARES SUBJECT TO THE PLAN.


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                  (a) General Rule. Except as otherwise required by the
provisions of Paragraph 13 hereof, the aggregate number of Shares deliverable pursuant to Awards shall not exceed 250,000. Such Shares shall be authorized but unissued Shares. If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised or without having become vested in full, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

                  (b) Special Rule for SARs. The number of Shares with respect to which a SAR is granted, but not the number of Shares which Commercial National delivers or could deliver to a Participant or individual upon exercise of a SAR, shall be charged against the aggregate number of Shares remaining available under the Plan; provided, however, that in the case of a SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan. The Shares involved in an Option as to which option rights have terminated by reason of the exercise of a related SAR, as provided in Paragraph 9 hereof, shall not be available for the grant of further Options under the Plan.

         5. ADMINISTRATION OF THE PLAN.

                  (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than three (3) members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the members of the Board.

                  (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall recommend to the Board for its approval (i) the Participants to be granted Awards, and (ii) the form and content of Awards to be issued in the form of Agreements under the Plan. The Committee shall have sole and complete authority and discretion (i) to interpret the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) to make other determinations necessary or



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advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

                  (c) Agreement. Each Award shall be evidenced by a written agreement containing such provisions as may be recommended by the Committee and approved by the Board. Each such Agreement shall constitute a binding contract between Commercial National and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions, conditions and restrictions determined by the Committee, with approval of the Board, provided that such additional provisions, conditions and restrictions are not inconsistent with the terms of the Plan. In particular, each Agreement shall set forth (i) the Exercise Price of an Option or SAR, (ii) the number of Shares subject to, and the expiration date of, the Award, (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award, and (iv) the conditions and restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award.

                  (d) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by Commercial National in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under Commercial National's Articles of Incorporation or Bylaws with respect to the indemnification of Directors.

         6. GRANT OF OPTIONS.

                  (a) General Rule. Options may be granted to Employees (including Employees who are Directors), and to Directors.

                  (b) Special Rules for ISOs. The aggregate Market Value, as of the date the Option is granted, of the Shares with



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respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of Commercial National or any present or future Affiliate) shall not exceed $100,000. Notwithstanding the prior provisions of this paragraph, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are Non-ISOs.

         7. EXERCISE PRICE FOR OPTIONS.

                  (a) Limits on Exercise Price. The Exercise Price as to each Option granted under the Plan shall not be less than the Market Value of the Optioned Shares on the date of grant. In the case of a Participant who owns Shares representing more than 10% of Commercial National's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price for such ISO shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

                  (b) Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including the NASDAQ National Market System) on the date in question, then the Market Value per Share shall be not less than the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Exercise Price shall be not less than the mean between the bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be not less than the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as recommended by the Committee and approved by the Board.

         8. EXERCISE OF OPTIONS.

                  (a) Generally. Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant. An Option may not be exercised for a fractional Share.



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                  (b) Procedure for Exercise. A Participant may exercise Options subject to provisions relative to its termination and limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to Commercial National (contemporaneously with delivery of such notice) of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. The Exercise Price for each Share purchased pursuant to an Option shall be payable in cash or, if the Committee consents, in shares of Common
Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration equivalent to cash. When appropriate arrangements are made with a broker or other institution, payment may be made by a properly executed exercise notice directing delivery of Shares to a broker together with irrevocable instructions to the broker to promptly deliver to Commercial
National the amount of sale or loan proceeds to pay the exercise price. The Committee may from time to time authorize payment of all or a portion of the Exercise Price in the form of a promissory note or installments, with or without interest or security, according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of Commercial National at its executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise.






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         9. SARS (STOCK APPRECIATION RIGHTS).

                  (a) Granting of SARs. SARs may be granted to Employees (including Employees who are Directors), and to Directors. The Committee may grant SARs either in conjunction with, or independently of, any Options granted under the Plan. A SAR granted in conjunction with an Option (which may be granted simultaneously with or subsequent to the Option to which the SAR relates) may be an alternative right wherein the exercise of the Option terminates the SAR to the extent of the number of Shares purchased upon exercise of the Option and, correspondingly, the exercise of the SAR terminates the Option to the extent of the number of Shares with respect to which the SAR is exercised. Alternatively, a SAR granted in conjunction with an Option may be an additional right wherein both the SAR and the Option may be exercised. A SAR may not be granted in conjunction with an ISO under circumstances in which the exercise of the SAR affects the right to exercise the ISO or vice versa, unless the SAR, by its terms, meets all of the following requirements:

                           (1) The SAR will expire no later than the ISO;

                           (2) The SAR may be for no more than the difference
between the Exercise Price of the ISO and the Market Value of the Shares subject to the ISO at the time the SAR is exercised;

                           (3) The SAR is transferable only when the ISO is
transferable, and under the same conditions;

                           (4) The SAR may be exercised only when the ISO may be
exercised; and

                           (5) The SAR may be exercised only when the Market
Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

                  (b) Exercise Price. The Exercise Price as to any particular SAR shall not be less than the Market Value of the Shares on the date of grant.

                  (c) Exercise of SARs. A SAR granted hereunder shall be exercisable at such time and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant, provided that a SAR may not be exercised for a fractional Share. Upon exercise of a SAR, the Participant


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shall be entitled to receive, without payment to Commercial National except for applicable withholding taxes, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Agreement, a portion of the excess of) the then aggregate Market Value of the number of Shares with respect to which the Participant exercises the SAR, over the aggregate Exercise Price of such number of Shares. This amount shall be payable by Commercial National, in the discretion of the Committee, in cash or in Shares valued at the then Market Value thereof, or any combination thereof.

                  (d) Procedure for Exercising SARs. To the extent not inconsistent herewith, the provisions of Paragraph 8(b) as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising SARs.

         10. TAX BENEFIT RIGHTS. The Committee may recommend to the Board for its approval the granting of Tax Benefit Rights to individuals granted related Options. Such Tax Benefit Rights may be granted to encourage Participants to exercise their Options and provide certain tax benefits to Commercial National. A Tax Benefit Right shall entitle a Participant to receive from Commercial National or an Affiliate a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a Non-ISO, or the disqualifying disposition of Shares acquired under an ISO, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations. A Tax Benefit Right may be granted only with respect to an Option issued and outstanding or to be issued under the Plan or any other plan of Commercial National or its Affiliates which has been approved by the shareholders as of the date of this Plan and may be granted concurrently with or after the grant of the Option. Such rights with respect to outstanding Options shall be issued only with the consent of the Participant if the effect would be to disqualify an ISO, change the date of grant or the Exercise Price, or otherwise impair the Participant's existing Options. The Committee shall recommend to the Board for its approval the terms and conditions of any Tax Benefit Right granted and the Participants to whom such rights will be granted with respect to Options under the Plan or any other plan of Commercial National. The Board may amend, cancel, limit the term of or limit the amount payable under a tax benefit right at any time prior to exercise of the related Option. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a



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portion of the Exercise Price unless otherwise provided by the Committee.

         11. TERMINATION OF EMPLOYMENT OR DIRECTORSHIP. If a Participant is no longer employed by or a Director of Commercial National or an Affiliate for any reason other than the Participant's death, disability, termination of employment with continuing service as a Director, termination after a Change in Control as defined in Paragraph 2(f), or termination for cause, the Participant may exercise Awards for a period of three months after such termination of employment or Director status, but only to the extent the Participant was entitled to exercise the Awards on the date of termination, unless the terms of such Award provide otherwise. For purposes of the Plan, the following shall not be deemed a termination of employment or directorship: (a) a transfer of an Employee from Commercial National to any Affiliate; (b) a leave of absence, duly authorized in writing by Commercial National, for military service or for any other purpose approved by Commercial National if the period of such leave does not exceed 90 days; and (c) a leave of absence in excess of 90 days, duly authorized in writing by Commercial National, provided that the Employee's right to reemployment is guaranteed either by statute or contract, and (d) a termination of employment with continued service as a Director.

         If a Participant ceases to be employed by or a Director of Commercial National or an Affiliate due to the Participant's termination after a Change in Control as defined in Paragraph 2(f), the Participant may exercise an Award during the remaining term of the Award, but only to the extent that the Participant was entitled to exercise the Award on the date of such event, unless the terms of such Award provide otherwise. A Participant who terminates employment but continues to serve as a Director of Commercial National or any Affiliate may exercise an Award during the period of his or her directorship and up to three months after the termination of that directorship, unless the Award earlier expires by its terms.

         If a Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code), either while an Employee or Director of Commercial National or an Affiliate or after the termination of the Participant's employment or directorship other than for cause during the time when the Participant could have exercised Awards under the Plan, Awards issued to the Participant shall be exercisable by the Participant, by the personal



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representative of such Participant, or by any other successor to the interest of the Participant for one year after such Participant's disability or death, to the extent that the Participant was entitled to exercise the Award on the date of death or termination of employment, whichever first occurred, unless the terms of such Award provide otherwise.

                  If a Participant is terminated for cause, the Participant shall have no further right to exercise any Award previously granted.

         12. CHANGE IN CONTROL. Notwithstanding the provisions of any Award which provides for its exercise or vesting in installments, all Awards shall become immediately exercisable and fully vested upon a Change in Control.

         13. EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN. The number and kind of Shares reserved for issuance under the Plan, and the number and kind of Shares subject to outstanding Awards (and the Exercise Price thereof in the case of Options and SARs), shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of Commercial National which results from a merger, consolidation, share exchange, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of Shares is changed without the receipt or payment of consideration by Commercial National. If Commercial National is acquired by another corporation, or is otherwise merged into or consolidated with another corporation, all outstanding Awards shall become immediately exercisable just prior to the effective date of the merger, consolidation or other corporate event, subject to the restrictions of Paragraphs 5 and 11.

         14. NON-TRANSFERABILITY OF AWARDS. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and ruling thereunder). During the lifetime of the Participant, Awards may be exercised only by that Participant, the Participant's guardian or the Participant's legal representative.


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         15. TIME OF GRANTING AWARDS. The date of grant of an Award shall, for all purposes, be the later of the date on which the Board makes the determination to approve the granting of such Award, or the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

         16. EFFECTIVE DATE. The Plan shall take effect on April 24, 2001 (the "Effective Date"), subject to approval by the shareholders at the 2001 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Awards granted hereunder shall not be exercisable prior to such shareholder approval and shall expire should the shareholders fail to approve the Plan by December 31, 2001. Unless earlier terminated by the Board of Directors, the Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date. No Award shall be granted under this Plan after such date.

         17. APPROVAL BY SHAREHOLDERS. The Plan shall be approved by shareholders of Commercial National within twelve (12) months before or after the date the Plan is adopted by the Board.

         18. MODIFICATION OF AWARDS. At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

         19.      AMENDMENT AND TERMINATION OF THE PLAN.

                  (a) The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan.

                  (b) No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.




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         20. CONDITIONS UPON ISSUANCE OF SHARES.

                  (a) Compliance with Securities Laws. Shares shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed. The Plan is intended to comply with Rule 16b-3, and any provision of the Plan which the Committee determines in its sole and absolute discretion to be inconsistent with said rule shall, to the extent of such inconsistency, be inoperative and null and void, and shall not affect the validity of the remaining provisions of the Plan.

                  (b) Special Circumstances. The inability of Commercial National to obtain approval from any regulatory body or authority deemed by Commercial National's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve Commercial National of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option or SAR, Commercial National may require the person exercising the Option or SAR to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

         21. RESERVATION OF SHARES. Commercial National, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

         22. WITHHOLDING TAX. Commercial National's obligation to deliver Shares and/or cash upon exercise of Options and/or SARs shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have Commercial National withhold Shares, or to deliver to Commercial National Shares that he already owns, having a value equal to the amount required to be withheld. The value of Shares to be withheld, or delivered to Commercial National, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined. As an alternative, Commercial National may retain, or



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sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

         23. NO EMPLOYMENT OR OTHER RIGHTS. In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with Commercial National, the Bank, or any Affiliate of such corporations. No Employee or Director shall have a right to be granted an Award or, having received an Award, the right to again be granted an Award. However, an Employee or Director who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

         24. APPLICABILITY OF PLAN TO OUTSTANDING STOCK OPTIONS. This Plan shall not affect the terms and conditions of any stock options or stock appreciation rights heretofore granted to any Employee or Director under any other stock option plan, except that Tax Benefit Rights may be granted as provided in this Plan.

         25. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Michigan, except to the extent that federal law shall be deemed to apply.




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